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                                  EXHIBIT 11.1

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                 USA TRUCK, INC.

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

                                                   Three Months Ended             Six Months Ended
                                                       June 30,                      June 30,
                                              -------------------------     -------------------------
                                                 1998           1997           1998           1997
                                              ----------     ----------     ----------     ----------
Numerator:
     Net income and comprehensive income..    $2,798,077     $1,924,990     $5,135,794     $3,206,593
                                              ==========     ==========     ==========     ==========

Denominator:
     Denominator for basic earnings per
       share - weighted average shares ...     9,418,826      9,408,270      9,378,054      9,373,548


     Effect of dilutive securities:-
       Employee stock options ...........        112,228        120,480        100,108         98,675
                                              ----------     ----------     ----------     ----------
     Denominator for diluted earnings per
       share - adjusted weighted average
       shares and assumed conversions ...      9,531,054      9,528,750      9,478,162      9,472,223
                                              ==========     ==========     ==========     ==========

Basic earnings per share                      $     0.30     $     0.20     $     0.55     $     0.34
                                              ==========     ==========     ==========     ==========

Diluted earnings per share                    $     0.29     $     0.20     $     0.54     $     0.34
                                              ==========     ==========     ==========     ==========
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